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EXHIBIT 10.12

DANVERSBANK

EMPLOYEE STOCK OWNERSHIP PLAN

Effective

i

5.08	Distributions and Forfeitures	7
5.09	Limitations on Allocations	8
ARTICLE VI—BENEFITS		9
6.01	Restrictions on Payments and Distributions	9
6.02	Retirement	9
6.03	Disability Retirement	9
6.04	Death Benefits	10
6.05	Termination of Employment Prior to Retirement or Death	11
6.06	Reemployment	11
6.07	Manner and Timing of Distributions	11
6.08	Discharge of Trustee's Obligations to Make Payment	12
6.09	Special Distribution from Account and Dividend Account	13
ARTICLE VII—AMENDMENT AND TERMINATION		13
7.01	Right to Amend or Terminate	13
7.02	Amendment for Tax Exemption	13
7.03	Liquidation of Trust in Event of Termination	14
7.04	Termination of Plan and Trust	14
ARTICLE VIII—ADMINISTRATION OF THE PLAN		14
8.01	Named Fiduciaries	14
8.02	Appointment of Committee	14
8.03	Powers of Committee	15
8.04	Action by Committee	15
8.05	Discretionary Action	15
8.06	Evidence on Which Committee May Act	15
8.07	Employment of Agents	15
8.08	Compensation and Expense of Committee	15
8.09	Indemnification	16
8.10	Claims Procedure	16
8.11	Claims Procedure for Disability Determinations	17
ARTICLE IX—THE TRUST		19
9.01	Trust Agreement	19
9.02	Exercise of Voting Rights	19
9.03	Tender Offer or Exchange Offer	20
ARTICLE X—THE COMPANY		21
10.01	Powers of the Company	21
10.02	No Contract of Employment	21
10.03	Liability of Company	21
10.04	Action by Company	21
10.05	Successor to Business of Company	21
10.06	Dissolution of the Company	21
ARTICLE XI—ESOP LOANS		21
11.01	ESOP Loan	21
11.02	Use of ESOP Loan Proceeds	21
11.03	Terms and Conditions	22
11.04	Collateral for ESOP Loan	22
11.05	Suspense Accounts	22
ARTICLE XII—TOP-HEAVY PROVISIONS		23
12.01	Article Controls	23
12.02	Definitions	23
12.03	Top-Heavy Status	24

ii

12.04	Minimum Benefit	24
12.05	Termination of Top-Heavy Status	24
ARTICLE XIII—ADDITIONAL PARTICIPATING COMPANIES		25
13.01	Participation	25
13.02	Effective Date	25
13.03	Administration	25
13.04	Termination	25
13.05	Allocation of Forfeitures	25
13.06	Contributions	25
ARTICLE XIV—MISCELLANEOUS		25
14.01	Spendthrift Provision	25
14.02	Appointment of Person to Receive Payment	25
14.03	Construction	26
14.04	Impossibility of Performance	26
14.05	Definition of Words	26
14.06	Titles	26
14.07	Merger or Consolidation	26
14.08	Special Provisions for Certain Leased Employees	26
14.09	USERRA	26
14.10	Correction Methods	26
14.11	Writings	26
ARTICLE XV—DIRECT ROLLOVERS		27
15.01	Application of this Article	27
15.02	Definitions	27
ARTICLE XVI—MINIMUM DISTRIBUTION REQUIREMENTS		28
16.01	General Rules	28
16.02	Time and Manner of Distribution	28
16.03	Required Minimum Distributions During Member's Lifetime	28
16.04	Required Minimum Distributions After Member's Death	28
16.05	Definitions	29

iii

DANVERSBANK
EMPLOYEE STOCK OWNERSHIP PLAN

        WHEREAS, Danversbank anticipates it will be converted from mutual to stock form;

        WHEREAS, Danversbank recognizes the contribution being made to the successful operation of its business by its employees and desires to reward such contribution by establishing an employee benefit plan for its employees;

        WHEREAS, the Danversbank, in anticipation of the conversion to stock form, desires to establish a stock ownership plan for its employees (and the employees of participating affiliated entities as hereinafter defined), who are or shall hereafter become eligible as participants under the plan enacted hereunder;

        NOW, THEREFORE, in consideration of the foregoing, Danversbank hereby establishes that Danversbank Employee Stock Ownership Plan as hereinafter provided.

ARTICLE I—THE PLAN

        1.01    Interpretation of Plan Document.    The Plan and the Trust are established for the purpose of providing retirement and other benefits to the Employees of the Company in the form of deferred stock bonuses and is established for the exclusive benefit of the eligible Employees and their Beneficiaries. The Plan is hereby designated as an employee stock ownership plan within the meaning of Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") and Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") and as such is designed to invest primarily in qualified employer securities. Reference to a specific Section of the Code or ERISA shall include such provisions, any valid regulation or ruling promulgated thereunder and any provision of future law that amends, supplements or supersedes such provision. So far as possible, this Plan document shall be interpreted in a manner consistent with these purposes and with the intent of the Company that the Plan established hereunder and the related trust shall satisfy those provisions of the Code and ERISA relating to exempt employees' plans and trusts.

        1.02    Exclusive Benefit.    Except as expressly authorized in Sections 1.03 and 4.03, in no event shall the corpus or income of the Plan be paid or diverted to the Company or be used for any purpose other than the exclusive benefit of the Members or their Beneficiaries; provided, however, that neither the use of qualifying employer securities held by the Plan as a pledge, as collateral or otherwise, to secure any ESOP Loan pursuant to Article XI nor any subsequent loss of such securities in connection with a default of such loan nor the use of any assets of the Trust to pay interest on or to repay such loan pursuant to Article XI shall constitute a violation of this provision.

        1.03    Internal Revenue Service Approval.    This Plan and the Trust are established upon the condition subsequent that the Internal Revenue Service shall initially determine that the Plan meets the requirements of Section 401(a) of the Code, and that the Trust is a tax-exempt trust under the provisions of Section 501(a) of the Code. In the event that this condition is not fulfilled, then upon receipt of a denial of qualification by the Internal Revenue Service, the Company may terminate the Plan and the Trust in the manner set forth in Section 7.01 and upon such termination, the Trustee shall return to the Company no later than 12 months after the date of said denial of qualification all amounts attributable to contributions paid to the Trust by the Company prior to said date of denial and the adoption of this Plan shall be deemed to have been a nullity.

ARTICLE II—DEFINITIONS

        Whenever used herein, unless the context clearly indicates otherwise, the following words shall have the following meanings:

        2.01    "Account" means the account established and maintained for each Member pursuant to Article V.

        2.02    "Affiliated Company" means (a) a corporation which, together with the Company, is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company, (c) a corporation, partnership or other entity which, together with the Company, is a member of an affiliated service group (as defined in Section 414(m) of the Code) or (d) any other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. For purposes of determining an Employee's Hours of Service, Years of Eligibility Service, Years of Vesting Service and the occurrence of a One-Year Break in Service, any period of employment with an Affiliated Company shall be deemed to be employment with the Company.

        2.03    "Allocation Date" means December 31 and any other date which the Committee in its sole discretion may select.

        2.04    "Beneficiary" means the person or persons designated pursuant to the provisions of Section 6.04 of this Agreement to receive distribution of such Member's share upon his death.

        2.05    "Board" means the board of directors of the Company in office from time to time.

        2.06    "Committee" means the ESOP Committee constituted under Article VIII of this Agreement in office from time to time.

        2.07    "Company" means Danversbank, or any successor to all or a major portion of its business which adopts and continues the Plan and the Trust pursuant to Section 10.05.

        2.08    "Compensation" of a Member for any period includes base salary, overtime and commissions paid to a Member and shall include all amounts which would have been paid to the Member as Compensation but for an election by such Member under Section 125, 132(f) or 401(k) of the Code, but excludes all other forms of remuneration paid to, or on behalf of, a Member by the Company for such period (including, without implication of limitation, incentive compensation, severance pay, car allowance and income related to stock rights), contributions or benefits under this Plan, the Savings Banks Employees Retirement Association Pension Plan, the SBERA 401(k) Plan as adopted by the Company and any compensation paid prior to the Member's Entry Date. A Member's Compensation for any Limitation Year shall not be taken into account for any purpose of the Plan, to the extent that such Compensation exceeds $225,000 (as adjusted by the Commissioner for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code). The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, beginning in such calendar year over which compensation is determined (determination period). If a determination period consists of fewer than 12 months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

        2.09    "Computation Period" for any Employee means (i) for purpose of determining an Employee's Year of Eligibility Service, the 12 consecutive month period beginning on the Employee's date of employment (or reemployment in the case of an Employee who is reemployed after incurring one or more One-Year Breaks in Service) and each Plan Year beginning with the Plan Year in which occurs the Employee's date of employment) or reemployment, as the case may be) and (ii) for purposes of determining an Employee's Years of Vesting Service, each 12 consecutive month period beginning on the Employee's date of employment (or reemployment in the case of an Employee who is reemployed after incurring one or more One-Year Breaks in Service) and any anniversary thereof.

        2.10    "Dividend Account" means the account established and maintained for each Member pursuant to Article V for the purpose of holding dividends paid by Danvers Bancorp, Inc. with respect to allocated shares of Stock held in the Trust. This Dividend Account shall be fully vested and nonforfeitable at all times.

        2.11    "Effective Date" means                        .

        2.12    "Employee" means any person who is employed by the Company as a common law employee at the time such person's services are rendered to the Company, has federal income tax withheld by the Company at such times, and who receives a Form W-2 from the Company in the ordinary course with respect to such service. An Employee's employment shall be deemed to have commenced on the date on which he first performs an Hour of Service as an Employee. An individual classified by the Company as performing service in a nonemployee capacity (including, but not limited to, an individual classified as an independent contractor, or consultant) shall not be considered an "Employee" for purposes of the Plan (regardless of the status of the individual for income tax withholding or other purposes) for any period during which he is so classified even if such classification is later changed for any reason.

        2.13    "Entry Date" means the Effective Date and each January 1 and July 1 thereafter.

        2.14    "Hour of Service" means:

          (a)   Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company or an Affiliated Company. These hours shall be credited to the Employee for the Computation Period or Periods in which duties are performed;

          (b)   Each hour for which an Employee is paid, or entitled to payment, by the Company or an Affiliated Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty or other leave of absence; provided that no more than 501 Hours of Service shall be credited under this paragraph with respect to any single continuous period of absence for which no duties are performed. Hours under this paragraph shall be calculated and credited pursuant to Section 2530.200b-2(b) and (c) of the Department of Labor Regulations which are incorporated herein by this reference;

          (c)   Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or an Affiliated Company. The same Hours of Service shall not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours shall be credited to the Employee for the Computation Period or Periods to which the award or agreement pertains rather than the Computation Period in which the award, agreement or payment is made; and

          (d)   Each hour for which an Employee is credited pursuant to Section 3.04;

          (e)   Solely for purposes of determining whether a One-Year Break in Service, as defined in Section 2.17, has occurred in a Computation Period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence: (i) by reason of the pregnancy of the individual; (ii) by reason of the birth of the child of the individual; (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual; or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The total number of hours treated as Hours of Service under this paragraph (e) by reason of any one such pregnancy or placement shall not exceed 501 hours. Hours of Service credited under this paragraph (e) shall be credited in the first Computation Period in which such crediting is necessary to prevent a One-Year Break in Service.

        2.15    "Limitation Year" means the twelve consecutive month period ending on December 31 of each year; except that the Limitation Year ending December 31, 2007 shall only cover the period from the Effective Date to December 31, 2007.

        2.16    "Member" means any Employee who is eligible to participate in the Plan as determined under Article III of this Agreement.

        2.17    "One-Year Break in Service" means any Computation Period during which an Employee has not completed or been credited with more than 500 Hours of Service.

        2.18    "Plan" means the "Danversbank Employee Stock Ownership Plan" as set forth herein, and as it may be amended from time to time.

        2.19    "Plan Year" means the fiscal year of the Trust, being the twelve consecutive month period ending on December 31 of each year, except that the Plan Year ending December 31, 2007 shall only cover the period from the Effective Date to December 31, 2007.

        2.20    "Stock" means shares of the voting common stock of Danvers Bancorp, Inc.

        2.21    "Trust" means the sum of the assets held in the trust or trusts established pursuant to the Plan plus all contributions made hereunder and held by the Trustee in a trust or trusts created pursuant hereto, increased by gains, profits, or income thereon and decreased by any losses thereon, by any expenses properly incurred in the administration of the Plan and Trust paid therefrom, and by any payments made therefrom under the Trust.

        2.22    "Trustee" means the trustee or trustees appointed by the Company as Trustee(s) of the Trust in accordance with Article IX.

        2.23    "Year of Eligibility Service" for any Employee means each Computation Period during which the Employee is credited with at least 1,000 Hours of Service. All Years of Eligibility Service shall be included in determining an Employee's eligibility to participate in the Plan, including Years of Eligibility Service with Revere Federal Savings Bank and BankMalden.

        2.24    "Year of Vesting Service" for any Employee means each Computation Period during which such Employee is credited with at least 1,000 Hours of Service. All Years of Vesting Service shall be credited to an Employee, including Years of Vesting Service with Revere Federal Savings Bank and BankMalden.

ARTICLE III—MEMBERSHIP

        3.01    Eligibility for Membership.    Each Employee, including each future Employee, shall become a Member under the Plan on the Entry Date coincident with or next following the date on which he attains age 21 and completes one (1) Year of Eligibility Service.

        3.02    Determination of Eligibility by the Committee.    The determination of an Employee's eligibility for membership under the Plan shall be made by the Committee from the Company's records, and the Committee's decisions on these matters shall be conclusive and binding upon all persons.

        3.03    Duration of Membership.    A Member shall continue as an active Member until his employment with the Company is terminated and, except as otherwise provided in Article V, shall cease to be an active Member entitled to share in contributions hereunder immediately upon such termination of employment. A former active Member shall once again become an active Member on the date on which he again becomes an Employee of the Company.

        3.04    Unpaid Leaves of Absence.    In the case of an Employee who leaves the Company to enter the armed services of the United States of America and who returns to its employ at or before the expiration of 90 days after the date on which he is first entitled to be released from active duty in the armed services (or at such later date as the Company may approve or as may be required by law) or an Employee who, with the approval of the Company and without pay, is absent from work on account of sickness, temporary disability, temporary layoff, jury duty, vacation or for any other similar reason, shall be credited by the Committee with the number of Hours of Service obtained by multiplying the number of hours in his regular work week immediately prior to the date such absence began by the duration (in weeks) of the absence. For purposes of granting leaves of absence and determining the number of credited hours, Employees in similar circumstances shall be treated alike in accordance with the standards set forth in Section 8.05. Nothing herein contained shall restrain the Company's right to terminate the employment of any Employee, whether or not during a leave of absence.

ARTICLE IV—CONTRIBUTIONS

        4.01    Company Contribution.    For each Plan Year, the Company shall contribute to the Trust that amount of cash and/or that number of shares of Stock as may be voted by the Board as a regular contribution to the Trust. The amount of the Company contributions to the Trust for any Plan Year, when added to any contributions made with respect to that Plan Year under any other qualified plan to which the Company contributes, shall not exceed the maximum amount deductible for Federal income tax purposes for the Company's fiscal year beginning in the Plan Year with respect to which such contributions are made. Notwithstanding the foregoing, if the Plan borrows money to acquire shares of Stock, the Company shall contribute cash to the Plan at such times and in such amounts as are necessary to enable the Plan to meet its obligations under any such loan. In the event that any contribution made by the Company is in excess of the maximum amount deductible for Federal income tax purposes for the Company's fiscal year beginning in the Plan Year, such excess contribution shall be carried over to a subsequent fiscal year of the Company when it can be deducted from the Company's income.

        4.02    Payment of Contributions.    The contributions made by the Company to the Trust for each Plan Year shall be paid into the Trust at such time or times as the Company determines but not later than the time required by law in order for the Company to obtain a deduction of the amount of such payment for Federal income tax purposes.

        4.03    Reversion of Certain Contributions.    Except as otherwise expressly provided in Section 4.01, all contributions made by the Company pursuant to Sections 4.01 shall be made upon the condition that such contributions are fully deductible for Federal income tax purposes. In the event that any such deduction is disallowed in whole or in part, then the Company may direct the Trustee to return such contribution (to the extent disallowed) to the Company at any time within the 12-month period commencing on the date of disallowance. In the event the Company shall make a contribution hereunder on the basis of a mistake of fact, the Company may direct the Trustee to return such contribution to the Company at any time within the 12-month period commencing on the date of contribution.

        4.04    Member's Contributions.    Contributions by Members shall not be permitted.

ARTICLE V—MEMBERS' ACCOUNTS

        5.01    Maintenance of Accounts.    The Committee shall maintain a book Account for each Member for the purpose of recording his interest in the Trust. The Account of each Member shall be credited as of each Allocation Date with such Member's share of Company contributions, his share of any forfeitures, and his share of the net increase or decrease in the Trust assets by reason of any changes in the value of the Trust assets other than Stock, any earnings on the Trust assets, and any expenses charged against the Trust. Each Member's Account shall be in two parts (Part A and Part B). Part A shall consist of that number of shares representing the Member's share of the Stock (other than Stock held in a suspense account pursuant to Article XI) held by the Trust, and Part B shall consist of that number of dollars representing the Member's share of the other assets of the Trust. In maintaining the Accounts of Members and the parts thereof, the Committee shall direct the Trustee to adopt such accounting methods or make such equitable adjustments as the Committee determines to be necessary or appropriate as long as such methods or adjustments are consistent with the standards set forth in this Agreement. The Committee shall direct the Trustee to maintain adequate records of the cost basis of all shares of Stock allocated to each Member's Account. In the event that Trust assets other than Stock are used to acquire Stock, the Committee shall direct the Trustee to debit Part B of the Account of each Member and to credit the acquired Stock to Part A of the Account of each Member in proportion to such Member's share of the assets so used. In the event Stock is disposed of in return for such other assets, the Committee shall direct the Trustee to debit Part A of the Account of each Member and to credit the acquired assets to Part B of the Account of each Member in proportion to such Member's share of the disposed Stock. Notwithstanding the foregoing, the Committee shall also direct the Trustee to maintain a Dividend Account for each Member to which shall be allocated each Member's share of dividends paid by Danvers Bancorp, Inc. with respect to allocated shares of Stock held in the Trust.

        5.02    Compensation Schedule.    As soon as practicable after the end of each Plan Year, the Company shall deliver to the Committee a schedule showing the name of each Member (a) who was an Employee on the last day of the Plan Year and who was credited with at least 1,000 Hours of Service during such Plan Year, or (b) who retired, became disabled or died (within the meaning of Section 6.02 to 6.04) during such Plan Year, and opposite the name of each such Member the amount of Compensation paid to him during such Plan Year. The schedule shall also contain such other information as the Committee may reasonably require for the proper administration of the Plan and Trust.

        5.03    Allocation of Company Contributions.    Once the total regular and supplemental contributions have been made by the Company for the Plan Year and the Company has provided the schedule required to be furnished to the Committee pursuant to Section 5.02, and after the Account balances of the Members have been adjusted as provided in Section 5.06 and forfeitures determined and allocated under Section 5.04, the Committee shall allocate a portion of the sum of Company contributions to the Account of each Member listed on said schedule, which amount shall bear the same ratio to the sum of Company contributions as the Compensation of each Member shown on said schedule bears to the total Compensation listed for all such Members.

        5.04    Allocation of Forfeitures.    Any amounts forfeited by Members pursuant to Section 6.05(d) shall be allocated, as of the end of each Plan Year, to the Accounts of Members who are entitled to share in the Company contributions for such Plan Year on the same basis as that described in Section 5.03 for the allocation of the Company contributions to the Trust.

        5.05    Valuation of Assets Other than Stock.    As of each Allocation Date, the Trustee shall determine the total net worth of the Trust assets (other than Stock) by evaluating all of such assets and its liabilities (other than liabilities covered by Article XI) as of that date, but excluding from the assets (a) the amount of the contributions made by the Company with respect to the period which includes said Allocation Date, and (b) any dividends on allocated shares of Stock which accrued after the preceding Allocation Date ("Current Dividends"). In determining the net worth of such Trust assets, the Trustee shall value such Trust assets at their fair market value and shall determine the fair market value of assets with no readily ascertainable market value on any reasonable basis it deems appropriate. There shall be included as of the Allocation Date, without implied limitation, income on hand, income accrued, dividends payable but not paid, and uninvested cash, whether income or principal; and there shall be deducted as of the Allocation Date, without implied limitation, liabilities accrued (other than liabilities covered by Article XI). A determination by the Trustee of the fair market value of any of the Trust assets, or of the net worth of said Trust assets, shall be conclusive and binding upon all persons.

        5.06    Allocation of Trust Assets Other than Stock.    The net worth of such Trust assets as determined on each Allocation Date pursuant to Section 5.05 shall be compared with the total of all amounts standing to the credit of Part B of the Accounts all Members of the Plan, as of such Allocation Date, excluding from Part B of the Accounts of said Members any Current Dividends and any amounts credited from the contributions of the Company with respect to the period ending with said Allocation Date. The excess or deficiency of such net worth as so compared with the total Part B account balances of the Accounts of all Members shall be credited or charged to Part B of the Accounts of all such Members in the proportion that each such Part B account balance bears to the total of all such Part B account balances. Current Dividends shall be credited to the Dividend Account of each Member. Prior to the time that the Current Dividends are reinvested in shares of Stock or distributed in cash to Members, they shall be invested in a short-term money market vehicle or other similar cash equivalents. Dividend Accounts shall be adjusted each Allocation Date in a manner similar to the adjustments to Part B of the Members' Accounts as prescribed by this Section 5.06.

        5.07    Dividends on Stock.    At the sole discretion of the Company, dividends on allocated shares of Stock held under the Trust on the record date may be (a) paid in cash directly to the Members, (b) paid to the Trustee and distributed in cash to the Members no later than 90 days after the close of the Plan Year in which paid, or (c) paid to the Trustee and allocated to the Members' Accounts as provided in Section 5.06. Members may elect to receive any Current Dividends allocated to their Dividend Accounts in cash within 90 days after the close of the Plan Year in which paid, or reinvested in shares of Stock. A Member who fails to make an affirmative dividend election shall be deemed to have elected to reinvest the Current Dividends in shares of Stock. If any dividend on allocated shares of Stock is to be distributed in cash to the Members, the Committee shall direct the Trustee to follow the provisions of Section 5.06 in determining the amount of cash which is to be distributed to each Member. Dividends on unallocated shares of Stock held under the Trust on the record date shall be paid to the Trustee and applied towards payments on an ESOP Loan described in Article XI.

        5.08    Distributions and Forfeitures.    Whenever a distribution is made to or in behalf of a Member in accordance with the provisions of Article VI, such Member's Accounts shall be charged with the amount of such distribution. Whenever a Member shall forfeit all or any portion of the amount standing to the credit of his Accounts in accordance with the provisions of Section 6.05, such Member's Accounts shall be charged with the amount of such forfeiture.

        In the event that a Member forfeits a portion of his Accounts pursuant to Section 6.05(d), such forfeiture shall be made with respect to the various types of assets in his Accounts on the following basis:

          (a)   such forfeiture shall first be made with respect to assets other than Stock, if any;

          (b)   to the extent that such forfeiture exceeds the amount of assets available under (a), it shall next be made with respect to Stock, if any, which had not been released to the Member's Accounts from a Suspense Account established pursuant to Article XI; and

          (c)   to the extent that such forfeiture exceeds the amount of assets available under (a) and (b), it shall be made with respect to any other Stock credited to the Member's Accounts.

        5.09    Limitations on Allocations.    Notwithstanding anything hereinabove to the contrary, the amount credited to the Account of any Member for any Limitation Year pursuant to Section 5.03 (dealing with Company contributions), or this Section 5.09 or as a forfeiture pursuant to Section 5.04 shall be reduced to the extent that such amount would cause

          (a)   the amount of such Member's nondeductible contributions under any other qualified plan maintained by the Company or any affiliate (within the meaning of Sections 414(b), (c), (m) and (o) of the Code and subject to Section 415(h) thereof), plus

          (b)   the Company contributions and the forfeitures credited to the accounts of such Member under the Plan and any other defined contribution plan maintained by the Company or any affiliate (within the meaning of Sections 414(b), (c), (m) and (o) of the Code and subject to Section 415(h) thereof) for such Limitation Year to exceed the lesser of

            (A)  $45,000, as adjusted pursuant to Section 415(d) of the Code, or

            (B)  One-hundred percent (100%) of such Member's compensation (determined in accordance with Treasury Regulations Section 1.415-2(d)(11)(i)) for such Limitation Year.

        The term "total compensation" shall include amounts which would have been paid to the Member in cash but for an election by such Member under Section 125, Section 132(f)(4) or 401(k) of the Code.

        The compensation limit referred to in (B) above shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

        For purposes of this Section 5.09, the Company and all Affiliated Companies shall be considered one employer, and the limitations shall be applicable to the total benefits received from the Company and all Affiliated Companies. Furthermore, in determining what is an Affiliated Company for this purpose, the phrase "more than 50%" shall be substituted for "at least 80%" each place it appears in Section 1563(a)(i) of the Code.

        Any reductions required pursuant to the foregoing limitations shall be made first with respect to the Member's voluntary contributions made under such other qualified plan, and such reductions shall be returned to the Member. If an additional reduction must be made with respect to amounts allocated under this Plan, such reduction shall be made against the Company contributions and forfeitures allocated to the Member's Account. The amount of such reduction shall be allocated and credited pursuant to the procedures outlined in Section 5.04 above as of the end of the Limitation Year to the Accounts of remaining Members exclusive of any other Member for whom a reduction in the Company contributions and forfeitures for such Limitation Year has been required pursuant to this Section 5.09. Any amount which cannot be allocated pursuant to the preceding sentence shall be held unallocated by the Trustee and shall be treated as if it were a forfeiture to be allocated pursuant to Section 5.04 with respect to the succeeding Limitation Year.

        Notwithstanding the foregoing, if no more than one-third (1/3) of the Company contributions for any Limitation Year are allocated to the group of Members consisting of Highly Compensated Employees (within the meaning of Section 414(q) of the Code), Company contributions applied to the repayment of interest on such ESOP Loan (as defined in Article XI) and forfeitures of Stock acquired with the proceeds of such loan allocated to a Member's Account shall be disregarded in determining the maximum amount that can be allocated to his Account under this Section 5.09.

ARTICLE VI—BENEFITS

        6.01    Restrictions on Payments and Distributions.    No shares of Stock or other property of the Trust shall be paid out or distributed by the Trustee except (a) for the purchase or other acquisition of Stock or other appropriate investments, (b) for defraying the expenses, including taxes, if any, of administering the Plan and Trust as elsewhere provided herein, (c) for the repayment of loans or indebtedness or satisfaction of obligations incurred in connection with loans made to the Trust or indebtedness incurred by it, (d) for the purpose of making distributions to or for the benefit of Members in accordance with the provisions of this Article VI or Section 5.07, or (e) for the return of Company contributions pursuant to Sections 1.03 or 4.03.

        All benefits payable under the Plan shall be paid or provided for solely from the Trust, and the Company, Committee and Trustee assume no liability or responsibility therefor.

        6.02    Retirement.    Upon retirement of a Member, which shall be deemed to mean any termination of his employment with the Company at or after his attainment of age sixty-five (65), for a reason other than the disability or death of such Member, the Committee shall direct the Trustee to distribute, in accordance with the provisions of Section 6.07, the full amount standing to the credit of such Member's Account and Dividend Account. A Member shall become fully vested in his Account upon his attainment of age sixty-five (65).

        6.03    Disability Retirement.    If a Member is disabled, the Committee shall direct the Trustee to distribute, in accordance with the provisions of Section 6.07, the full amount standing to the credit of such Member's Account and Dividend Account. A Member is considered disabled for purposes of this Plan if he becomes eligible to receive Social Security disability benefits.

        6.04    Death Benefits.

          (a)   Upon the death of any Member who has a surviving spouse, the Committee shall direct the Trustee to distribute the full amount standing to the credit of such Member's Account and Dividend Account to the Member's surviving spouse, unless the exception provided by paragraph (b) of this Section 6.04 applies.

          (b)   The requirement of paragraph (a) of this Section 6.04 shall not apply if (i) the Member elects to designate a Beneficiary other than his spouse and (A) his spouse consents to such election in a writing that acknowledges the effect of the election, (B) such election designates a Beneficiary which may not be changed without the consent of the spouse (or the consent of the spouse expressly permits designations by the Member without any requirement of further consent by the spouse), and (C) the spouse's consent acknowledges the effect of the election and is witnessed by a notary public or a representative of the Plan, or (ii) it is established to the satisfaction of the Committee that the consent of the surviving spouse could not have been obtained because there is no spouse, because the spouse cannot be located, or because of other circumstances prescribed by regulations under Section 417(a)(2) of the Code.

          A former spouse shall be treated as a surviving spouse to the extent benefits must be paid to such former spouse upon the Member's death pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code), except that no consent shall be required from such former spouse with respect to the designation of a Beneficiary to receive benefits not subject to said order.

          (c)   If, and only if, a Member is permitted under this Section 6.04 to designate a Beneficiary other than his surviving spouse, then such Member's Account and Dividend Account shall be distributed in accordance with this paragraph (c) of Section 6.04. Such a Member shall have the right to designate one or more Beneficiaries, including contingent Beneficiaries, entitled to receive the amount payable in behalf of such Member under the provisions of this Plan in the event of death. Such designation shall be made in writing in such manner as the Committee shall determine. A Member may change such designation from time to time, and may revoke such designation, provided, however, that any subsequent designation must meet the requirements of this Section 6.04. Upon the death of any Member, the Committee shall distribute, for the benefit of such Member's Beneficiaries and in accordance with the provisions of Section 6.07, the full amount standing to the credit of the Member's Account. If a Member dies without having designated a Beneficiary, or if none of the designated Beneficiaries survives the Member, or if the Committee is in doubt as to the effective status of a Beneficiary designation, all amounts payable in behalf of the Member shall be distributed to:

            (a)   his spouse,

            (b)   his natural and adopted children, per stirpes,

            (c)   his parents, in equal shares,

            (d)   his brothers and sisters, in equal share,

            (e)   his executors and administrators.

The amount payable shall be paid to the first-named person surviving the Member or class with one or more persons surviving the Member, in the order named, to the exclusion of all subsequently-named persons and classes. If a Beneficiary entitled to receive any amount payable on behalf of a Member under the Plan dies prior to having received the entire amount, the undistributed balance, together with any accumulated interest thereon, shall be distributed to the estate of such Beneficiary in accordance with Section 6.07.

        6.05    Termination of Employment Prior to Retirement or Death.

          (a)   If a Member's employment with the Company and all Affiliated Companies is terminated under circumstances other than as provided in Sections 6.02 through 6.04, such Member shall be entitled to a benefit equal to the amount standing to the credit of his Dividend Account and if such Member has been credited with at least three (3) Years of Vesting Service, the amount standing to the credit of his Account.

          A Member absent from the employ of the Company on an absence with respect to which he is credited with Hours of Service pursuant to Section 3.04 shall not be considered to have terminated his employment for purposes of this Section.

          (b)   The benefit determined in accordance with the provisions of this Section 6.05 shall never be adjusted or altered in any fashion on account of any Years of Vesting Service which the Member completes upon any reemployment with the Company, except as provided in Section 6.06.

          (c)   The determination of the amount to which such Member is entitled in accordance with this Section 6.05 shall be made by the Committee and communicated to the Trustee, and the Committee's determination shall be conclusive and binding upon all persons. Distribution of such benefit shall be made in accordance with the provisions of Section 6.07.

          (d)   Any amounts standing to the credit of a Member's Account to which he is not entitled at the time of his termination of employment with the Company and all Affiliated Companies shall be forfeited by him the earlier of (a) the date the Member receives a total distribution of his vested account balances from the Plan or (b) the date he incurs five (5) consecutive One-Year Breaks in Service. Amounts forfeited pursuant to this paragraph shall be allocated to the Accounts of remaining Members in accordance with the provisions of Section 5.04 as of the end of the Plan Year in which the forfeiture occurs.

        6.06    Reemployment.    If a terminated Member is reemployed by the Company, he shall again become a Member upon reemployment pursuant to Section 3.03. Except as provided below, all future Company contributions on his behalf shall be credited to his Account, and all his prior Years of Vesting Service shall be restored for the purpose of calculating the vested portion of such Account.

        If such a terminated Member was not 100% vested under Section 6.05(a) at the time of his prior termination, the following special provisions shall apply:

          (a)   If such a terminated Member is reemployed after incurring five (5) or more consecutive One Year Breaks in Service, he shall have no right to the previously forfeited portion of his Account.

          (b)   If such a terminated Member is reemployed before incurring five (5) consecutive One Year Breaks in Service, the full amount, if any, which was forfeited from his Account as a result of his prior termination shall be restored to his Account as of the last day of the Plan Year which contains the date of reemployment. In order to effect the restoration of previously forfeited amounts to a Member's Account, the Committee shall have the authority to direct the Trustee to use any unallocated amounts for said purpose. In making such restoration, the Committee shall direct the Trustee to first utilize any available forfeitures, and then Company contributions.

        6.07    Manner and Timing of Distributions.

          (a)   Whenever a Member's Account and Dividend Account become distributable pursuant to Sections 6.02 through 6.05 hereof to such Member or his Beneficiary, distribution of said Accounts shall be made by the payment of the full amount distributable in one lump sum, in cash or in shares of Stock or partially in cash and partially in shares of Stock as selected by such Member or his Beneficiary in writing; provided, however, that the Committee shall direct the Trustee to distribute cash in lieu of fractional shares. Distributions shall generally be processed on a quarterly basis on such date selected by the Committee with respect to terminated Members (or Beneficiaries in the case of deceased Members) who have returned their distribution forms to the Committee at least 15 days (or such other period permitted by the Committee) prior to the quarterly distribution date. If cash is to be distributed in lieu of shares of Stock, the Trustee may either sell such shares at fair market value to Danvers Bancorp, Inc. or on the open market and distribute the cash proceeds (net of selling expenses) or utilize cash already held in the Trust.

          (b)   Whenever during any Plan Year, the amount standing to the credit of a Member's Accounts become distributable pursuant to Sections 6.02 through 6.05, the Committee shall direct the Trustee to distribute the vested portion of the Member's Accounts within a reasonable time after such separation of service or death. Such distributions may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

            (i)    the Committee clearly informs the Member that the Member has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

            (ii)   the Member, after receiving the notice, affirmatively elects a distribution.

          (c)   Notwithstanding any provision elsewhere herein to the contrary, in order to comply with Sections 401(a)(14), 411(a)(11), 414(p) and 417 of the Code, the following provisions shall apply:

            (i)    If a Member's aggregate account balance to be distributed upon disability or severance under Section 6.03 or 6.05 is greater than $1,000, such Account shall not be distributed in whole or in part until the Member attains age sixty-five (65), dies or requests a distribution in writing whichever is earliest. If a Member's aggregate account balance to be distributed upon disability or severance under Section 6.03 or 6.05 does not exceed $1,000, the Committee shall direct the Trustee to distribute such Account directly to the Member in a lump sum payment.

            (ii)   In no event (unless the Member otherwise consents in writing) shall the distribution of a Member's account begin later than the sixtieth (60th) day after the close of the Plan Year in which the later of the following events occurs:

              (A)  the Member's sixty-fifth (65th) birthday; or

              (B)  the tenth (10th) anniversary of the date on which the Member first became a Member; or

              (C)  the Member's termination of employment with the Company.

            (iii)  If, and to the extent that, any portion of a Member's Account is payable to a former spouse or dependent pursuant to a qualified domestic relations order within the meaning of Sections 401(a)(13)(B) and 414(p) of the Code, the provisions of said order shall govern the distribution thereof. Distribution may be made to the alternate payee under a qualified domestic relations order with respect to the Member prior to the time such Member's Account otherwise becomes distributable if such Member would have been entitled to receive such amount under this Article VI had he terminated employment with the Company.

        6.08    Discharge of Trustee's Obligations to Make Payment.    Whenever the Trustee is required to make any payment or payments to any person in accordance with the provisions of this Article VI or Article VII, the Committee shall notify the Trustee in writing of such person's last known address as it appears in the Company's records; and the obligation of the Trustee to make such payment or payments shall be fully discharged by mailing the same to the address specified by the Committee.

        6.09    Special Distribution from Account and Dividend Account.

          (a)   For the first Plan Year in which a Member attains age 55 and completes at least ten (10) years of Plan membership, and for the five (5) succeeding Plan Years, such Member may elect to receive an amount from his Account and Dividend Account not exceeding his Diversified Investment Amount determined as of the end of the Plan Year. Such election must be filed in writing with the Committee during the 90 day period immediately following the end of the Plan Year to which it relates.

          (b)   For purposes of (a) above, a Member's Diversified Investment Amount for each Plan Year is equal to (i) 25% of the sum of (A) the portion of the Member's account balances as of the end of the Plan Year attributable to Stock, and (B) amounts previously distributed to the Member pursuant to this Section 6.09, minus (ii) amounts previously distributed to the Member pursuant to this Section 6.09. The portion of the Member's account balance attributable to Stock shall be determined by multiplying the number of shares of Stock held in his Account and Dividend Account by a fraction the numerator of which is the number of shares of Stock allocated under the Plan to the Accounts and Dividend Accounts of all Members (not to exceed the number of shares of Stock held under the Plan as of the end of the Plan Year) and the denominator of which is the total number of shares of Stock allocated under the Plan to the Accounts and Dividend Accounts of all Members as of the end of the Plan Year.

          (c)   Any distribution required to be made under this Section 6.09 shall be made no later than 180 days after the end of the Plan Year to which such distribution relates.

          (d)   Notwithstanding anything to the contrary above, 50% shall be substituted for 25% in (b)(i) above for the last Plan Year for which the Member may make an election under this Section 6.09.

          (e)   Notwithstanding anything to the contrary above, if the fair market value (determined as of the date immediately preceding the first day a Member is eligible to make an election under (a) above) of the portion of a Member's account balance attributable to Stock acquired by the Plan is $500 or less, then the provisions of this Section 6.09 shall not be applicable to such Member and he shall not be eligible to receive a distribution from his Account and Dividend Account pursuant to this Section 6.09.

ARTICLE VII—AMENDMENT AND TERMINATION

        7.01    Right to Amend or Terminate.    The Company reserves the right at any time and from time to time to amend the Plan, or discontinue or terminate the Plan and the Trust by delivering to the Trustee a copy of an amendment or appropriate Board's resolution of discontinuance or termination certified by an officer of the Company. Notwithstanding the foregoing, and except as provided in Section 7.02 or as permitted by the Code or ERISA, the Company shall not have any power to amend or terminate this Agreement in such manner as would cause or permit any of the Trust assets to be diverted to purposes other than for the exclusive benefit of the Employees of the Company or their Beneficiaries or would cause a reduction in the amount theretofore credited to any Member's Account and Dividend Account or would cause or permit any portion of the Trust assets to revert to or become the property of the Company; and provided further that the rights and responsibilities of the Trustee with respect to the Trust assets shall not be altered in any manner without its written consent.

        7.02    Amendment for Tax Exemption.    The Company reserves the right to amend the Plan and the Trust in such manner as may be necessary or advisable so that the Plan and may qualify and continue to qualify as a tax-qualified plan and that the Trust may qualify and continue to qualify as an exempt employees' trust under the provisions of the Code as now in force or as it may hereafter be changed or amended; and any such amendment may be made retroactively.

        7.03    Liquidation of Trust in Event of Termination.    In the event of termination or partial termination (within the meaning of Section 411(d)(3) of the Code) of the Plan and the Trust, or complete discontinuance of contributions thereto by the Company, the rights of all Members (or, in the case of a partial termination, the Members affected thereby) to amounts theretofore credited to their accounts shall be fully vested and nonforfeitable. In the event of such termination, partial termination or discontinuance, the Trustee shall hold the assets of the Trust in accordance with the provisions of the Plan and distribute such assets from time to time to Members entitled thereto in accordance with such provisions; provided that the Committee in its discretion may direct the Trustee to apply the amount standing to the credit of an affected Member's Account and Dividend Account for his benefit, in accordance with Section 6.07, at any time after such termination, partial termination or discontinuance but prior to the time when such Member would otherwise become entitled thereto under the Plan. In the event that the Company shall terminate the Trust at any time prior to the complete distribution of all property held by the Trustee pursuant to such provisions, the Trustee shall (a) pay the liabilities, if any, of the Trust; (b) value the remaining assets of the Trust as of the date of termination and adjust the Accounts of the Members in accordance with Sections 5.05 and 5.06; and (c) distribute the assets of the Trust in Stock or partly in Stock and partly in cash to and among the Members in liquidation in proportion to the amounts standing to the credit of their respective Accounts and Dividend Accounts under the Trust as of the termination date.

        7.04    Termination of Plan and Trust.    The Plan and the Trust hereunder shall in any event terminate whenever all property held by the Trustee shall have been distributed in accordance with the terms hereof.

ARTICLE VIII—ADMINISTRATION OF THE PLAN

        8.01    Named Fiduciaries.    The named fiduciaries with respect to the Plan shall be the Company, the Committee and the Trustee. The responsibilities of the named fiduciaries shall be allocated as provided herein, and each such fiduciary shall have only those responsibilities and obligations that are specifically imposed upon it by this Plan document and the Trust agreement. It is intended that each of the named fiduciaries shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and shall not be responsible for any act or omission of any other fiduciary. The Company and the Committee, as named fiduciaries, shall be entitled to delegate all or any part of their fiduciary responsibilities and obligations to any other person or entity. In the event of any such delegation, (a) the named fiduciary shall not be liable for any act or omission of the person to whom the responsibility has been delegated as long as the selection and retention of such person is prudent and (b) the person to whom the fiduciary powers and obligations are delegated shall be responsible only for the proper exercise of the powers, duties, responsibilities and obligations that have been specifically delegated to him.

        8.02    Appointment of Committee.    The Company shall appoint a Committee of three (3) or more persons, any or all of whom may be officers or Employees of the Company or any other individuals, to be known as an "ESOP Committee." The Committee is the Plan Administrator for all purposes of ERISA. The members of the Committee shall serve at the pleasure of and may be removed by the Company. Vacancies in the Committee arising by resignation, death, removal or otherwise shall be filled by the Company. The number of members of the Committee shall be as designated by the Company from time to time. The Trustee shall accept and may rely upon a certification by the Company as to the number and identity of the individuals comprising the Committee from time to time.

        8.03    Powers of Committee.    The Committee is hereby vested with all the discretionary powers and authority necessary in order to carry out its duties and responsibilities in connection with the administration of the Plan and the Trust as herein provided, and is authorized to make such rules and regulations as it may deem necessary or desirable to carry out the provisions of the Plan and the Trust. The Committee shall determine, in its sole discretion, any question arising in the administration, interpretation and application of the Plan and the Trust, including, without limitation, any questions of fact and any questions submitted by the Trustee on a matter necessary for it properly to discharge its duties; and the decision of the Committee shall be conclusive and binding on all persons.

        8.04    Action by Committee.    The Committee shall act by a majority of its members at the time in office and such action may be taken by vote at a meeting or in writing without a meeting. The Committee may by such majority action authorize any one or more of its members, or any other person, to execute any direction or document or take any other action on behalf of the Committee, and in such event any one of the members of the Committee may certify in writing to the Trustee or any other person the taking of such action and the name or names of the persons so authorized, including himself. The execution of any direction, document, or certificate in behalf of the Committee by any of its members shall constitute his certification of his authority with respect thereto, and the Trustee or other person shall be protected in accepting and relying upon any such direction, document, or certificate and is released from inquiry into the authority of any of the members of the Committee.

        8.05    Discretionary Action.    Wherever under the provisions of this Plan the Committee is given any discretionary power or powers, such power or powers shall not be exercised in such manner as to cause any discrimination in favor of or against any Employee or class of Employees.

        8.06    Evidence on Which Committee May Act.    In taking any action or determining any fact or question which may arise under the Plan and the Trust, the Committee may, with respect to the affairs of any the Company or its Employees, rely upon any statement by the Company with respect thereto. In the event that any dispute may arise regarding the distribution of any sums or regarding any act to be performed by the Committee or the Trustee, the Committee may in its sole discretion direct that such distribution be retained or postponed or direct the postponement of the performance of such act until actual adjudication of such dispute shall have been made in a court of competent jurisdiction, or until the Company, the Committee or the Trustee shall have been indemnified against loss to the satisfaction of the Committee; provided, however, that in the event of any such dispute, the Committee may rely upon and act in accordance with any directions received from the Company.

        8.07    Employment of Agents.    The Committee may employ agents, including, but not limited to, custodians, record keepers, accountants, consultants or attorneys, to exercise and perform such of the powers and duties of the Committee hereunder as the Committee may delegate to them, and otherwise to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service. The compensation of such agents shall be an expense chargeable in accordance with Section 8.08. The Committee shall be fully protected in delegating any such power or duty to, or in acting upon the advice of, any such agent, in whole or in part, and except as may be required by Federal law, shall not be liable for any act or omission of any such agent, the Committee's only duty being to use reasonable care in the selection and retention of any such agent.

        8.08    Compensation and Expense of Committee.    The members of the Committee shall serve without compensation for services as such, but all expenses of the Committee, shall be paid by the Trust; provided, the Company, in its sole discretion, may elect to pay all or any portion of such expenses. Such expenses shall include any expenses incident to the functioning of the Trust, including but not limited to attorneys' fees and the compensation of other agents, accounting and clerical charges, expenses, if any, of being bonded as required by ERISA, and other costs of administering the Plan and the Trust.

        8.09    Indemnification.    The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims, losses, damages, expenses (including reasonable attorneys' fees approved by the Company), and liability (including any reasonable amounts paid in settlement with the Company's approval), arising from any act or omission of such member, except with respect to a matter as to which such member shall have been judicially determined (or determined by the majority vote of disinterested members of the Board in the event such matter shall have been compromised or settled) not to have acted in good faith in the reasonable belief that the action or omission of such member was in the best interest of the Members and Beneficiaries of the Trust.

        8.10    Claims Procedure.

          (a)   If a Member, Beneficiary, alternate payee, or their authorized representative (hereinafter the "Claimant") asserts a right to a benefit under the Plan which has not been received, the Claimant must file a claim for such benefit with the Committee on forms provided by the Committee. The Committee shall render its decision on the claim within 90 days after its receipt of the claim.

          If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim.

          If the Committee wholly or partially denies the claim, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

              (i)  the specific reasons for the denial of the claim;

             (ii)  specific reference to pertinent provisions of the Plan on which the denial is based;

            (iii)  a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

            (iv)  a description of the Plan's claims review procedures, and the time limitations applicable to such procedures; and

             (v)  a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA if the claim denial is appealed to the Committee and the Committee fully or partially denies the claim.

          (b)   A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Committee may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Committee. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant's claim for benefit, all in accordance with such procedures as the Committee may establish. If a Claimant fails to file an appeal within such 60-day period, he shall have no further right to appeal.

          (c)   A decision on the appeal by the Committee shall include a review by the Committee that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on the appeal not later than 60 days after the receipt by the Committee of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim on appeal.

          If the Committee wholly or partly denies the claim on appeal, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

              (i)  the specific reasons for the denial of the claim;

             (ii)  specific reference to pertinent provisions of the Plan on which the denial is based;

            (iii)  a statement of the Claimant's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

            (iv)  a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

          (d)   In no event may a claim for benefits be filed by a Claimant more than 120 days after the applicable "Notice Date," as defined in (i) through (iii) below.

              (i)  In any case where benefits are paid to the Claimant as a lump sum, the Notice Date shall be the date of payment of the lump sum.

             (ii)  In any case where the Committee (prior to the filing of a claim for benefits under this Section 8.10) determines that an individual is not entitled to benefits from the Plan and the Committee provides written notice to such individual of its determination, the Notice Date shall be the date of the individual's receipt of such notice.

            (iii)  In any case where the Committee provides an individual, in connection with a distributable event under the Plan, a written statement of the vested account balance as of a specific date, the Notice Date shall be the latest date of the individual's receipt of such notice.

        In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earliest of (i) two (2) years after the applicable Notice Date; or (ii) one (1) year after the date a Claimant receives a decision from the Committee regarding his appeal, or (iii) the latest date otherwise prescribed by applicable law.

        8.11    Claims Procedure for Disability Determinations

          (a)   If a Member, Beneficiary, alternate payee, or their authorized representative (hereinafter the "Claimant") asserts a right to a benefit on account of disability under the Plan which has not been received, the Claimant must file a claim for such benefit with the Committee on forms provided by the Committee. The Committee shall render its decision on the claim within 45 days after its receipt of the claim.

          If special circumstances apply, the 45-day period may be extended by an additional 30 days if necessitated by matters beyond the control of the Plan. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original 45-day period. This 30-day period may be extended for an additional 30-day period if necessitated by matters beyond the control of the Plan. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the first 30-day period.

          Each notice of an extension shall be given in writing and shall describe

              (i)  the circumstances for the extension,

             (ii)  the date by which a decision is expected,

            (iii)  the requirements for benefit eligibility,

            (iv)  the unresolved issues preventing a decision,

             (v)  the additional information needed to resolve the issues,

            (vi)  the date by which the additional information must be provided (which shall not be less than 45 days after the notice is provided).

           (vii)  a statement that (A) if a Claimant fails to submit the requested information within the time specified in accordance with (vi) above, the claim decision will be made based on the information available for review and (B) the review period (as extended) will be tolled until the end of the time specified in (vi) above or, if earlier, the date the information is received.

          If the Committee wholly or partially denies the claim, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

          (viii)  the specific reasons for the denial of the claim;

            (ix)  specific reference to pertinent provisions of the Plan on which the denial is based;

             (x)  a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

            (xi)  a description of the Plan's claims review procedures, and the time limitations applicable to such procedures;

           (xii)  a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA if the claim denial is appealed to the Committee and the Committee fully or partially denies the claim;

          (xiii)  notification of the right to receive, without charge, upon request, a copy of any internal rules, guidelines, protocols, or other similar criteria used as a basis for the denial; and

          (xiv)  if the denial is based on a medical necessity or experimental or similar exclusion or limit, notification of the right to receive, upon request, an explanation of the scientific or clinical judgment that was used in applying the terms of the Plan to the medical circumstances.

          (b)   A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Committee may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 180 days after receipt of the notice of the denial from the Committee. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant's claim for benefit, all in accordance with such procedures as the Committee may establish. If a Claimant fails to file an appeal within such 180-day period, he shall have no further right to appeal.

          (c)   A decision on the appeal by the Committee shall include a review by the Committee that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on the appeal not later than 45 days after the receipt by the Committee of the appeal. If special circumstances apply, the 45-day period may be extended by an additional 45 days; provided, written notice of the extension is provided to the Claimant during the initial 45-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim on appeal.

        If the Committee wholly or partly denies the claim on appeal, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

              (i)  the specific reasons for the denial of the claim;

             (ii)  specific reference to pertinent provisions of the Plan on which the denial is based;

            (iii)  a statement of the Claimant's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits;

            (iv)  a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA;

             (v)  notification of the right to receive, without charge, upon request, a copy of any internal rules, guidelines, protocols, or other similar criteria used as a basis for the denial; and

            (vi)  if the denial is based on a medical necessity or experimental or similar exclusion or limit, notification of the right to receive, upon request, an explanation of the scientific or clinical judgment that was used in applying the terms of the Plan to the medical circumstances.

          (d)   In no event may a claim for benefits be filed by a Claimant more than 120 days after the applicable "Notice Date," as defined in (i) through (iii) below.

              (i)  In any case where benefits are paid to the Claimant as a lump sum, the Notice Date shall be the date of payment of the lump sum.

             (ii)  In any case where the Committee (prior to the filing of a claim for benefits under this Section 8.11) determines that an individual is not entitled to benefits from the Plan and the Committee provides written notice to such individual of its determination, the Notice Date shall be the date of the individual's receipt of such notice.

            (iii)  In any case where the Committee provides an individual, in connection with a distributable event under the Plan, a written statement of the vested account balance as of a specific date, the Notice Date shall be the latest date of the individual's receipt of such notice.

          In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earliest of (i) two (2) years after the applicable Notice Date; or (ii) one (1) year after the date a Claimant receives a decision from the Committee regarding his appeal, or (iii) the latest date otherwise prescribed by applicable law.

ARTICLE IX—THE TRUST

        9.01    Trust Agreement.    The Company shall have in effect an agreement with one or more individuals or with a corporate trustee or trustees selected by the Company to manage and operate the Trust and to receive, hold, invest and disburse the contributions and other income of the Trust in accordance with the Plan. The Company may modify any such agreement from time to time to accomplish the purposes of the Plan, and the Company may remove any Trustee and appoint any successor or successors. The Trustee shall pay from the Trust any expenses incident to the operation of the Plan or the Trust to the extent authorized by the Company in accordance with the applicable provisions of ERISA and this Plan.

        9.02    Exercise of Voting Rights.

          (a)   Except as otherwise provided in subsection (b), the Trustee is hereby authorized to vote upon the Stock and any other securities comprising the Trust or otherwise consent to or request any action on the part of the issuer of such securities, and to give general and special proxies or powers of attorney, with or without power of substitution, and to participate in reorganizations, recapitalizations, consolidations, mergers and similar transactions with respect to such securities; to deposit such securities (if any) in a voting trust, or with any protective or like committee, or with a Trustee, or with depositories designated thereby; and generally to exercise any of the powers of an owner with respect to such securities which the Trustee deems to be for the best interest of the Trust to exercise.

          (b)   Each Member shall have the power to instruct the Trustee as to how the Stock (including any fractional shares) held in his Account and Dividend Account should be voted at all stockholders' meetings. The Trustee shall vote such Stock in accordance with such instructions. To facilitate such right, the Trustee, with the assistance of the Committee, shall deliver to each Member a copy of all proxies, notices and other information which Danvers Bancorp, Inc. distributes to its shareholders generally and the Committee shall establish such procedures for the collection of Members' instructions in the voting of such Stock and the timely transmission of such instructions to the Trustee as it shall determine to be appropriate. Any such Stock with respect to which voting instructions have been sought but have not been timely received by the Trustee shall not be voted by the Trustee. Any Stock with respect to which the Trustee has the power to vote but which has not been allocated to the accounts of any Member shall be voted by the Trustee in the same proportion as the Trustee is directed to vote the Stock with respect to which instructions have been received up to 24 hours before the commencement of the shareholders' meeting. Members do not acquire ownership of Stock held by the Trustee for their account unless and until the Trustee delivers to them in accordance with Article VI hereof, stock certificates which have been registered in their names on the stock books of Danvers Bancorp, Inc.

        9.03    Tender Offer or Exchange Offer.    In the event of a tender offer or exchange offer by any person (including the Company or Danvers Bancorp, Inc.) for any or all shares of Stock held in the Trust, each Member shall have the right and shall be afforded the opportunity to direct in writing whether the Stock (including any fractional shares) allocable to his Account and Dividend Account shall be tendered or exchanged in response to such offer. The Trustee shall act with respect to such Stock in accordance with such written instructions. Any Stock held by the Trustee which is not yet allocable to any Member's Account and Dividend Account and any Stock with respect to which written instructions have been sought but have not been timely received by the Trustee shall be tendered or exchanged in the same proportion as the Stock which is allocable to the Members' Accounts and Dividend Accounts and with respect to which written instructions have been timely received is being tendered or exchanged. To facilitate the foregoing right of the Members, the Committee shall distribute or cause to be distributed to each Member substantially the same information as may be distributed to the stockholders of Danvers Bancorp, Inc. in connection with such offer and the Committee shall establish such procedures for the collection of Members' instructions with respect to such Stock and the timely transmission of such instructions to the Trustee as it shall determine to be appropriate.

ARTICLE X—THE COMPANY

        10.01    Powers of the Company.    The Company shall have the power to amend or terminate the Plan and the Trust as provided in Article VII, to appoint and remove members of the Committee as provided in Article VIII, to appoint and remove the Trustee as provided in Article IX, and to do such other acts and things as are provided elsewhere herein.

        10.02    No Contract of Employment.    Neither the Plan nor the Trust shall not be construed as creating any contract of employment between the Company and any Member, Employee or other person, and nothing herein contained shall give any person the right to be retained in the employ of the Company or otherwise restrain the Company's right to deal with its employees, including Members and Employees, and their hiring discharge, layoff, compensation, and all other conditions of employment in all respects as though the Plan and the Trust did not exist.

        10.03    Liability of Company.    Subject to its agreement to indemnify the Committee as provided in Section 8.09 and except as otherwise provided by applicable Federal law, neither the Company nor any person acting on behalf of the Company shall be liable for any act or omission on the part of any member of the Committee or the Trustee, or for any act performed or the failure to perform any act by any person with respect to this Agreement, the Plan or Trust, the Company's only duty being to use reasonable care in the selection of the members of the Committee and the Trustee.

        10.04    Action by Company.    Whenever under the terms of this Agreement the Company is permitted or required to take any action, such action shall be taken by the Board or by any committee or officer of the Company thereunto duly authorized, by the Board or otherwise. In such event, any such committee or officer may certify to the Trustee or any person the taking of such action and the name and names of the officers so authorized, including himself. The execution of any direction, document or certificate on behalf of the Company by any of its officers shall constitute his certification of his authority with respect thereto, and the Trustee or other person shall be protected in accepting and relying upon any such direction, document or certificate and are released from inquiry into the authority of any officer of the Company.

        10.05    Successor to Business of Company.    Unless this Plan and the Trust be sooner terminated, a successor to the business of the Company, by whatever form or manner resulting, may continue the Plan and the Trust by executing an appropriate supplemental agreement and such successor shall ipso facto succeed to all the rights, powers and duties of the Company hereunder. The employment of any Employee who has continued in the employ of such successor shall not be deemed to have been terminated or severed for any purposes hereunder by reason of such succession.

        10.06    Dissolution of the Company.    In the event that the Company is dissolved by reason of bankruptcy or insolvency or otherwise, without any provision being made for the continuation of this Plan and the Trust by a successor to the business of the Company, the Plan and the Trust hereunder shall terminate, and the Trustee shall proceed in the same manner as though the Plan and the Trust were being terminated by the Company as provided in Section 7.03.

ARTICLE XI—ESOP LOANS

        11.01    ESOP Loan.    For purposes of this Article XI, an "ESOP Loan" means a loan made to the Trust by a party in interest (as that term is defined in Section 3(14) of ERISA) or a loan to the Trust which is guaranteed or otherwise secured by a party in interest and which, in either case, satisfies all of the requirements for an exempt loan under Section 408(b)(3) of ERISA and Section 4975(d)(3) of the Code and all applicable regulations thereunder (such statutes and regulations being collectively referred to herein as the "ESOP Rules").

        11.02    Use of ESOP Loan Proceeds.    The Plan is designed to invest primarily in Stock and the Trustee is authorized and directed pursuant to the Plan document and the Trust agreement to acquire shares of Stock to the extent such Stock is reasonably available. To effectuate this purpose, the Trustee is authorized to enter into ESOP Loans and to apply the proceeds thereof to the acquisition of shares of Stock or to the repayment of such ESOP Loans or a prior ESOP Loan. All shares of Stock acquired with the proceeds of an ESOP Loan shall while held by the Trustee be free from any put, call or other option, or any buy-sell or similar arrangement. Any actions by the Trustee under this Section shall be at the direction of the Committee.

        11.03    Terms and Conditions.    Any such ESOP Loan shall be upon such terms and conditions, consistent with the ESOP Rules and this Article XI, as the Committee shall determine. Such terms and conditions shall, in addition to those terms and conditions required by the ESOP Rules, include the following:

          (a)   the recourse of the lender against the Trust shall be limited to one or more of the following: (i) any collateral given for the ESOP Loan, (ii) Company contributions made subsequent to the date of the ESOP Loan, and (iii) earnings attributable to such collateral or the investment of such contributions;

          (b)   the aggregate of all payments under the ESOP Loan by the Trust shall not exceed the aggregate of items (ii) and (iii) under (a) above at the date of any such payment;

          (c)   in the event of a default under an ESOP Loan, the value of Trust assets transferred to the lender shall not exceed the amount of the default, provided further that if the lender is a party in interest a transfer of Trust assets upon default shall be made only if, and to the extent of, the Trust's failure to meet the ESOP Loan's payment schedule;

          (d)   the interest rate must not be in excess of a reasonable rate;

          (e)   the ESOP Loan must be for a specific term and may not be payable at the demand of any person, except in the case of default.

        11.04    Collateral for ESOP Loan.    The Committee is hereby authorized to direct the Trustee to collateralize an ESOP Loan by giving a security interest in all or any portion of the Stock acquired with the proceeds of said Loan (or the proceeds of a previous ESOP Loan repaid by said Loan). No other Trust assets may be so used as collateral. In the event that Stock is used by the Trustee as collateral for an ESOP Loan, such Stock shall be released from such encumbrance at an annual rate which is geared to the rate of total repayment (principal plus interest) of the ESOP Loan or the rate of principal repayment of the ESOP Loan provided that all applicable requirements of the ESOP Rules shall be satisfied.

        11.05    Suspense Accounts.    All Stock acquired with the proceeds of an ESOP Loan shall be credited to a Suspense Account rather than allocated among the Members' Accounts. In the event there is more than one (1) ESOP Loan outstanding, two (2) or more Suspense Accounts shall be established as provided herein. If such Stock is being used as collateral, it shall be withdrawn from the Suspense Account at the same time and on the same basis as it is released from encumbrance. If such Stock is not used as collateral, it shall be withdrawn from the Suspense Account as if it had been so used and was being released from encumbrance at a rate geared to the repayment of the ESOP Loan. If, during any Plan Year, Stock is withdrawn from the Suspense Account, it shall be allocated among the Members' Accounts in accordance with the provisions of Section 5.03.

        No Member shall have any interest in, or rights with respect to, any Stock while it is held in a Suspense Account. In the event that any Stock held in a Suspense Account is sold, the proceeds may be used to repay the ESOP Loan to the extent permitted by applicable law, and any excess amount (including any shares of Stock released from encumbrance by reason of such repayment) shall be allocated among the Accounts and Dividend Accounts of all Members in proportion to the aggregate value (Part A plus Part B) of each such Member's Account and Dividend Account.

ARTICLE XII—TOP-HEAVY PROVISIONS

        12.01    Article Controls.    Any provisions of the Plan to the contrary notwithstanding, the provisions of this Article XII shall control the Plan to the extent required to cause the Plan to comply with the requirements imposed by Section 416 of the Code.

        12.02    Definitions.    Where the following words and phrases appear in this Article XII, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

          (a)    Account Balance.    As of any Valuation Date, the aggregate amount credited to an individual's account or accounts under the Plan and all other qualified defined contribution plans maintained by the Company or an Affiliated Company increased by (i) the aggregate distributions made to such individual from the Plan or any other such plan during a five (5) year period ending on the Determination Date, and (ii) the amount of any contributions due as of the Determination Date immediately following such Valuation Date. The amount of Account balances of a Member as of the Determination Date shall be increased by the distributions made with respect to the Member under the Plan and any plan in the Aggregation Group during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been in the Aggregation Group. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "five-year period" for "one-year period."

          (b)    Accrued Benefit.    As of any Valuation Date, the present value of the cumulative accrued benefit (excluding the portion thereof which is attributable to rollover or transfer contributions made by or on behalf of such individual to such plan from another qualified plan sponsored by an entity other than the Company or an Affiliated Company, to proportional subsidies, or to ancillary benefits) of an individual under an qualified defined benefit plan maintained by the Company or an Affiliated Company increased by (i) the aggregate distributions made to such individual from such plan within a five (5) year period ending on the Determination Date and (ii) the estimated benefit accrued by such individual between such Valuation Date and the Determination Date immediately following such Valuation Date. The Accrued Benefit of Non-Key Employees shall be determined under (A) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company and Affiliated Company's, or (B) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Section 411(b)(1)(C) of the Code. The Accrued Benefit of a Member as of the Determination Date shall be increased by the distributions made with respect to the Member under the Plan and any plan in the Aggregation Group during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been in the Aggregation Group. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "five-year period" for "one-year period."

          (c)    Aggregation Group.    The group of qualified plans (whether or not terminated) maintained by the Company and each Affiliated Company consisting of (i) each plan in which a Key Employee participates and each other plan which enables a plan in which a Key Employee participates to meet the requirements of Sections 401(a)(4) or 410 of the Code, or (ii) each plan in which a Key Employee participates, each other plan which enables a plan in which a Key Employee participates to meet the requirements of Sections 401(a)(4) or 410 of the Code, and any other plan which the Committee elects to include as a part of such group; provided, however, that the Committee may not elect to include a plan if its inclusion would cause the group to fail the requirements of Sections 401(a)(4) and 410 of the Code.

          (d)    Determination Date.    For the first Plan Year of any plan, the last day of such Plan Year, and for each subsequent Plan Year of such plan, the last day of the preceding Plan Year. If two or more plans are being aggregated, they shall be aggregated by adding together the results for each plan as of the Determination Dates for such plans that fall within the same calendar year.

          (e)    Former Key Employee.    With respect to any Plan Year, any individual who was a Key Employee in a previous Plan Year but who is not a Key Employee with respect to such Plan Year. For purposes of this definition, a beneficiary (who would not otherwise be a Key Employee) of a deceased former Key Employee shall be deemed to be a Former Key Employee in substitution for such deceased Former Key Employee.

          (f)    Key Employee.    With respect to any Plan Year, any employee (and any beneficiary of a deceased employee) of the Company or an Affiliated Company who is a "Key Employee" as determined in accordance with Section 416(i)(1) of the Code.

          (g)    Non-Key Employee.    With respect to any Plan Year, any employee of the Company or an Affiliated Company who is not a Key Employee.

          (h)    Plan Year.    With respect to any plan, the annual accounting period used by such plan for annual reporting purposes.

          (i)    Valuation Date.    With respect to any Plan Year, the most recent date within the 12-month period ending on a Determination Date as of which the Trust fund established was valued and the net income (or loss) thereof allocated to Members' accounts.

        12.03    Top-Heavy Status.    The Plan shall be deemed to be top-heavy if, as of any Determination Date, (i) the sum (computed in accordance with Section 416(g) of the Code and the regulations promulgated thereunder) of the Account Balances of Key Employees under the Plan exceeds sixty percent (60%) of the sum of the Account Balances of all individuals (excluding Former Key Employees and individuals who have not performed any services for the Company or an Affiliated Company at any time during the five-year period ending on the Determination Date) under the Plan unless an Aggregation Group including the Plan is not top-heavy or (ii) an Aggregation Group including the Plan is top-heavy. An Aggregation Group shall be deemed to be top-heavy as of a Determination Date if the sum (computed in accordance with Section 416(g)(2)(B) of the Code and the regulations promulgated thereunder) of the Account Balances of the Key Employees under all defined contribution plans included in the Aggregation Group and the Accrued Benefit of all Key Employees under all defined benefit plans included in the Aggregation Group exceeds sixty percent (60%) of the sum of the Account Balances and the Accrued Benefit of all individuals (excluding the Account Balances and the Accrued Benefit of former Key Employees and individuals who have not performed any services for the Company or an Affiliated Company at any time during the five-year period ending on the Determination Date) under such plans. The foregoing determination shall be made by the Committee. The accrued benefits and accounts of any individual who has not performed services for the Company or an Affiliation during the one-year period ending on the Determination Date shall not be taken into account.

        12.04    Minimum Benefit.    If the Plan is determined to be top-heavy for a Plan Year, then each Member who is a Non-Key Employee and who is an Eligible Employee as of the last day of such Plan Year shall be entitled to a minimum contribution which, when added to the amount of any Company contributions and forfeitures allocated under this Plan and all other defined contribution plans maintained by the Company or an Affiliated Company will cause the sum of such contributions to equal the lesser of (i) three percent (3%) of such Eligible Employee's compensation (within the meaning of Section 415 of the Code) for such Plan Year, or (ii) the percentage at which contributions are made for the Key Employee for whom such percentage is the highest for such Plan Year.

        12.05    Termination of Top-Heavy Status.    If the Plan has been top-heavy for one or more Plan Years and thereafter ceases to be top-heavy, the provisions of this Article XII shall cease to apply to the Plan effective as of the day following the Determination Date on which the Plan is determined to no longer be top-heavy.

ARTICLE XIII—ADDITIONAL PARTICIPATING COMPANIES

        13.01    Participation.    Any Affiliated Company may become a participating Company by vote of the board of directors of such Affiliated Company adopting the Plan and the Trust as a plan and trust for the benefit of its employees. Any such additional participating employer is hereinafter referred to in this Article XIII as a "Participating Company."

        13.02    Effective Date.    The participation of any Participating Company shall take effect as of the date specified in its action to adopt the Plan and the Trust.

        13.03    Administration.    Each Participating Company shall be deemed the "Company" with respect to its Employees and shall have and exercise all the rights, powers, and duties thereof with respect to the Plan as applied to itself and its Employees and that part of the Trust which represents the Accounts of Members employed by it. Subject to Sections 13.04 and 13.06, each Participating Company hereby authorizes Danvers Bancorp to exercise on its behalf all such rights, powers, and duties, including amendment or termination of the Plan.

        13.04    Termination.    If the Plan shall be terminated by any one Participating Company, the Trust shall be valued pursuant to Section 5.07 and assets representing the Accounts of all Members employed by such Participating Company shall be segregated into a separate trust and held subject to the provisions of the Plan and all rights, powers, and duties of the Company with respect to such separate trust shall be exercised by such Participating Company.

        13.05    Allocation of Forfeitures.    Whenever part or all of the Account of any Member shall be forfeited by him and reallocated among the Accounts of the remaining eligible Members pursuant to Sections 5.04 and 6.05(d), such amount shall be reallocated to the Accounts of all eligible Members, regardless of whether they are Employees of the Participating Company which last employed the former Member whose Account (or part thereof) is being forfeited.

        13.06    Contributions.    Each participating employer, including the Company and each Participating Company, shall make contributions hereunder, on behalf of its Employees, in accordance with Section 4.01, and as determined by such participating employer. All contributions made by a Participating Company with respect to any fiscal year of such Participating Company shall be made no later than the date specified in Section 4.02 and shall be allocated pursuant to the provisions of Section 5.03.

ARTICLE XIV—MISCELLANEOUS

        14.01    Spendthrift Provision.    Beneficial interests of Members or their Beneficiaries in the Trust shall not be assignable nor subject to attachment nor receivership, nor shall they pass to any trustee in bankruptcy or be reached or applied by any legal process for the payment of any obligations of any such person, except as otherwise provided under Section 401(a)(13) of the Code.

        14.02    Appointment of Person to Receive Payment.    Upon the appointment by a court having jurisdiction of a legal representative for a Member or Beneficiary, following a judicial determination that such Member or Beneficiary is of unsound mind, any payment or distribution hereunder shall thereafter be made to such legal representative. In the event any amount shall become payable hereunder to any person (or his Beneficiary or estate), and if after written notice from the Committee mailed to such person's last known address as shown on the Company's records, such person or his personal representative shall not have presented himself to the Committee or notified the Committee in writing of his address within one (1) year after the mailing of such notice, then the Committee shall in its discretion appoint one or more of the spouse or blood relatives of such person to receive such amount, including any amount thereafter becoming due to such person (or his estate), in the proportions determined by the Committee. Any action of the Committee hereunder shall be binding and conclusive upon all persons.

        14.03    Construction.    In any question of interpretation or other matter of doubt, the Committee, the Trustee and the Company may rely upon the opinion of counsel for the Company or any other attorney-in-law designated by the Company. The provisions of this Agreement shall be construed, administered and enforced according to the laws of the United States and, to the extent permitted by such laws, by the laws of the Commonwealth of Massachusetts. All contributions to the Trust shall be deemed to be made in the Commonwealth of Massachusetts.

        14.04    Impossibility of Performance.    In case it becomes impossible for the Company, the Committee or the Trustee to perform any act under this Plan and the Trust, that act shall be performed which in the judgment of the Company, the Committee or the Trustee, respectively, will most nearly carry out the intent and purpose of this Plan and the Trust. All parties to this Agreement or in any way interested in this Plan and the Trust shall be bound by any acts performed under such condition.

        14.05    Definition of Words.    Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein where the context may require such substitution or substitutions.

        14.06    Titles.    The titles of articles and sections are included only for convenience and shall not be construed as a part of this Plan or in any respect affecting or modifying its provisions.

        14.07    Merger or Consolidation.    In the event that this Plan is merged with or consolidated with any other plan, or the assets or liabilities accrued under this Plan are transferred to any other plan, each Member's benefit under such other plan shall be at least as great immediately after such merger, consolidation or transfer (if such plan were then to terminate) as the benefit to which he would have been entitled under this Plan immediately before such merger, consolidation or transfer (if the Plan were then to terminate).

        14.08    Special Provisions for Certain Leased Employees.    A "leased employee" shall receive credit for Hours of Service, Years of Eligibility Service and Years of Vesting Service for the entire period during which he is a leased employee of the Company or an Affiliated Company as if he were an Employee of the Company or an Affiliated Company; provided, however, that a leased employee shall not be an Employee eligible to participate in the Plan as long as he remains a leased employee. For purpose of this Section 14.08, the term "leased employee" means any person (a) who is not an Employee of the Company or an Affiliated Company and (b) who pursuant to an agreement between the Company or an Affiliated Company and any other person (a "leasing organization") has performed services for the Company or an Affiliated Company on a substantially full-time basis for a period of at least one (1) year and such services are performed under the primary direction or control by the Company or an Affiliated Company. Notwithstanding the foregoing, if leased employees constitute less than twenty percent (20%) of the Company's and Affiliated Company's nonhighly compensated work force within the meaning of Section 414(n)(5) of the Code, a person who is covered by a money purchase pension plan maintained by the leasing organization which provides a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, immediate participation and full and immediate vesting shall not be considered a "leased employee."

        14.09    USERRA.    Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service shall be provided in accordance with Section 414(u) of the Code.

        14.10    Correction Methods.    The Company may make any corrections under the Plan necessary to retain the qualified status of the Plan and the Trust under Code Sections 401(a) and 501(a). Such corrections shall include, but not be limited to, any corrections described in the Internal Revenue Service's Employee Plans Compliance Resolution System.

        14.11    Writings.    Whenever under the terms of the Plan a Member, former Member, Beneficiary or alternate payee is required to make a claim, request, election or direction in writing, such claim, request, election or direction may be made in such other form allowable by the Committee on a nondiscriminatory basis.

ARTICLE XV—DIRECT ROLLOVERS

        15.01    Application of this Article.    Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

        15.02    Definitions.    Whenever used in this Article, the following words shall have the following meanings:

          (a)    Eligible rollover distribution:    An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and a hardship distribution. Any amount that is distributed on account of hardship shall not be eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. A direct trustee-to-trustee transfer to an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code established for purposes of receiving a distribution on behalf of a non-spouse beneficiary shall also be considered an eligible rollover distribution.

          (b)    Eligible retirement plan:    An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity plan described in Section 403(b) of the Code, a qualified trust described in Section 401(a) of the Code that accepts the distributee's eligible rollover distribution and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse or surviving non-spouse beneficiary, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code; provided however that in the case of an eligible rollover distribution to a surviving non-spouse beneficiary, an eligible retirement plan is an individual retirement account described in Section 408(a) of the Code and an individual retirement annuity described in Section 408(b) of the Code.

          (c)    Distributee:    A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse or surviving non-spouse beneficiary and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse, non-spouse beneficiary or former spouse.

          (d)    Direct rollover:    A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE XVI—MINIMUM DISTRIBUTION REQUIREMENTS

        16.01    General Rules.

          (a)    Precedence.    The requirements of this Article will take precedence over any inconsistent provisions of the Plan.

          (b)    Requirements of Treasury Regulations Incorporated.    All distributions required under this Article will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Internal Revenue Code.

        16.02    Time and Manner of Distribution.

          (a)    Required Beginning Date.    The Member's entire interest will be distributed, or begin to be distributed, to the Member no later than the Member's Required Beginning Date.

          (b)    Death of Member Before Distributions Begin.    If the Member dies before distributions begin, the Member's entire interest will be distributed as follows:

            (i)    By December 31 of the calendar year containing the fifth anniversary of the Member's death.

            (ii)   If the Member's surviving spouse is the Member's sole Designated Beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this Section 16.02(b) will apply as if the surviving spouse were the Member.

          For purposes of this Section 16.02(b) and Section 16.04, unless Section 16.02(b)(ii) applies, distributions are considered to begin on the Member's Required Beginning Date. If Section 16.02(b)(ii) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 16.02(b)(i).

          (c)    Forms of Distribution.    Unless the Member's interest is distributed in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 16.03 and 16.04 of this Article.

        16.03    Required Minimum Distributions During Member's Lifetime.

          (a)    Amount of Required Minimum Distribution for each Distribution Calendar Year.    During the Member's lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

            (i)    the quotient obtained by dividing the Member's account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member's age as of the Member's birthday in the Distribution Calendar Year; or

            (ii)   if the Member's sole Designated Beneficiary for the Distribution Calendar Year is the Member's spouse, the quotient obtained by dividing the Member's account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member's and spouse's attained ages as of the Member's and spouse's birthdays in the Distribution Calendar Year.

          (b)    Lifetime Required Minimum Distributions Continue Through Year of Member's Death.    Required minimum distributions will be determined under this Section 16.03 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member's date of death.

        16.04    Required Minimum Distributions After Member's Death.    If the Member dies on or after the date distributions begin, his remaining account balance shall be distributed to his Beneficiary in a lump sum as soon as practicable.

        16.05    Definitions.

          (a)    Designated Beneficiary.    The individual who is designated as the Beneficiary under Section 6.04 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-4, Q&A-1, of the Treasury regulations.

          (b)    Distribution Calendar Year.    A calendar year for which a minimum distribution is required. For distributions beginning before the Member's death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Member's Required Beginning Date. For distributions beginning after the Member's death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 16.02(b). The required minimum distribution for the Member's first Distribution Calendar Year will be made on or before the Member's Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member's Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

          (c)    Life Expectancy.    Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

          (d)    Member's Account Balance.    The account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

          (e)    Required Beginning Date.    Distribution of benefits to a Member who attains age 70 1/2 shall begin no later than the April 1 next following the calendar year in which such Member (i) attains age 70 1/2 or (ii) terminates employment with the Company and all Affiliated Employers, whichever is later. Clause (ii) shall not apply in the case of a Member who is a "Five Percent Owner" at any time during the Plan Year ending in the calendar year in which the Member attains age 70 1/2. If the Member becomes a Five Percent Owner during any subsequent Plan Year, the required distribution date shall be April 1 of the calendar year following such Plan Year. For purposes of this subsection, a Five Percent Owner is defined in Section 416(i)(1)(B)(i) of the Code.

        IN WITNESS WHEREOF the Plan is executed for and on behalf of the Company by its duly authorized officer this            day of                        , 2007.

DANVERSBANK
By:

Title:

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DANVERSBANK EMPLOYEE STOCK OWNERSHIP PLAN